EXHIBIT 2.1



                            STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT, dated as of the 5th day of September, 2001, is by and between IMPULSE MEDIA TECHNOLOGIES INC., a Nevada corporation ("Company") and DENMANS.COM, INC., a Colorado corporation ("Purchaser").

WHEREAS:

A. Purchaser and Company have agreed that Purchaser will acquire Company pursuant to a share exchange;

B. The respective Boards of Directors of Purchaser and Company have approved the acquisition of Company by Purchaser on the terms and subject to the conditions set forth in this Agreement (the "Acquisition");

C. The Board of Directors of Company is recommending that Company's securityholders (the "Company Securityholders") accept the offer set forth herein;

D. Purchaser and Company desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition; and

E. Purchaser is a reporting issuer to the United States Securities and Exchange Commission ("SEC") and its shares are approved for quotation and trading on the National Association of Securities Dealers over-the-counter Bulletin Board (respectively the "NASD" and the "OTCBB").

          NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions, covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as. follows:

                                   ARTICLE 1.
                                    THE OFFER
                                    ---------

1.1 THE OFFER. Subject to the terms and conditions of this Agreement (any of which may be waived by Purchaser in its sole discretion), Purchaser offers to purchase all the issued and outstanding shares of Company (the "Offer").

1.2 COMPANY ACTIONS.

         (a) Company hereby approves of and consents to the Offer and the Acquisition and represents that the Board of Directors of Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Acquisition, determining that the terms of the Offer and the Acquisition are fair to, and in the best interests of, the Company Securityholders and recommending that the Company Securityholders approve and adopt this Agreement, and accept the Offer and tender their securities (the "Company Securities") pursuant to the Offer.

         (b) In connection with the Offer, Company shall cause a plan of exchange (the "Plan of Exchange") to be prepared setting forth the terms of the Offer. The Company shall deliver the Plan of Exchange to all Company Securityholders along with a recommendation that the Company Securityholders approve the Offer and the Acquistion. The Company agrees that the Plan of Exchange shall comply in all material respects with the requirements of applicable corporate and securities laws, and rules and regulations promulgated thereunder, and on the date first published, sent or given the Company Securityholders; shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Purchaser specifically for inclusion in the Plan of Exchange. Each of Company and Purchaser agree promptly to correct any information provided by it for use in the Plan of Exchange of and to the extent that such information shall have become false or misleading in any material respect. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Plan of Exchange prior to its dissemination to Company Securityholders.

                                    ARTICLE 2
                                 THE ACQUISITION
                                 ---------------

2.1 THE ACQUISITION. Upon the terms and subject to the conditions set forth in this Agreement, at Closing (as hereafter defined), Purchaser shall issue one share of Purchaser common stock (the "Exchange Shares") for each share of Company Securities validly tendered by Company Securityholders pursuant to the Offer.

2.2 DISSENTING SHARES. Holders of Company Securities who do not accept the Offer and validly tender their Company Securities pursuant thereto shall be "Dissenting Shareholders," and their Company Securities shall be "Dissenting Shares." Purchaser shall have the right, but not the obligation, to take such actions as are necessary or appropriate to acquire the Dissenting Shares under applicable law.

2.3 THE CLOSING. The closing of the Acquisition (the "Closing) shall take place at 2:00 p.m. on September 14, 2001 at such place as the parties shall agree, unless another date is agreed to in writing by the parties.

                                    ARTICLE 3
             COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER
             ------------------------------------------------------

3.1 COVENANTS, REPRESENTATIONS AND WARRANTIES. Purchaser covenants, represents and warrants in favour of Company that:

         (a) it is a corporation duly incorporated under the laws of the State of Colorado and that it is a valid, subsisting corporation in good standing under all of the applicable corporate or other laws, and that it is unrestricted in its right to enter into this Agreement;

         (b) it is a reporting issuer and quoted on the OTCBB, and that it is in good standing relative to such capacities with the SEC and the NASD and is not the subject of any regulatory, or threatened regulatory, action by any governmental or regulatory agency having, or claiming to have, jurisdiction over it, its business affairs or its shares;

         (c) its authorized and issued capital is, at the date hereof, 50,000,000 preferred shares, none of which are issued, and 100,000,000 voting common shares, with a par value of $0.001 per share, of which 11,002,000 are issued as of the date hereof;

         (d) the audited financial statements of Purchaser dated as of February 28, 2001 (the "Financial Statements"), copies of which have been delivered to Company, fully, fairly and accurately represent the financial affairs and condition of Purchaser as of the said date and as at the date hereof, and no material adverse changes have occurred in or to the condition of Purchaser or its financial position since February 28, 2001;

         (e) it will not, prior to the Closing, without the prior written consent of Company, enter into any agreements which shall require it to issue any shares, or securities convertible to shares, in its capital, or to acquire any assets, or to assume or incur any debts or other obligations, except as would be required in the normal course to satisfy its obligations under this Agreement;

         (f) it has no liabilities, due or accruing due, contingent or absolute, liquidated or unliquidated, of any kind except

                  (i) liabilities disclosed or provided for in the Financial Statements,

                  (ii) liabilities incurred in the ordinary course of the business since the date of the Financial Statements, which are consistent with past practice and are not, in the aggregate, material and adverse to the business of Purchaser, or to the financial condition or results of the Purchaser;

         (g) the Exchange Shares will, when issued, be validly issued as fully paid and non-assessable and free and clear of all encumbrances;

         (h) the issuance of the Exchange Shares will be effected in such a manner as to be exempt from registration under the SECURITIES ACT of 1933 (the "SECURITIES ACT") and all applicable state securities or blue sky laws;

         (i) it will, upon Closing, dispose of all of its shares or other interests in any subsidiaries it may own or control.

                                    ARTICLE 4
              COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY
              ----------------------------------------------------

4.1 COVENANTS, REPRESENTATIONS AND WARRANTIES. Company covenants, represents and warrants in favour of Purchaser that:

         (a) it is the sole legal and beneficial owner of all its assets, free and clear of all liens, charges and encumbrances whatsoever;

         (b) it is not subject to any agreements, judgments or orders of any nature or kind whatsoever which would require it to issue any shares in its capital other than the voting common shares in its capital which are either issued and outstanding or are due to be issued to the Company Securityholders;

         (c) it is a corporation duly incorporated under the laws of the State of Nevada, and it is valid, subsisting and in good standing pursuant to all of the applicable corporate or other laws applicable to it, and that it is unrestricted in its right to enter into this Agreement.

         (d) the issued share capital of Company together with the names and number, class and kind of shares held by each of the shareholders of the Company is as set forth in Schedule A.

         (e) except as set out in Schedule A, each of the Company Securityholders owns and has good and marketable title to all of the Company Securities opposite his name on Schedule A as the legal and beneficial owner thereof, free and clear of all encumbrances and such securities have been duly and validly issued and, with respect to the shares, are outstanding as fully paid and non-assessable shares in the capital of the Company.

                                    ARTICLE 5
            CONDUCT AND TRANSACTIONS PRIOR TO CLOSING, AFTER CLOSING
            --------------------------------------------------------

5.1 ACCESS TO RECORDS AND PROPERTIES.

         (a) OF THE COMPANY. Company shall give Purchaser and Purchaser's counsel, accountants, lenders and their respective employees, agents and representatives such access (during normal business hours) to, and opportunity to examine, the books, records, files, documents, properties and assets of the Company, and cause the officers, directors, employees, agents, representatives, legal counsel, accounts and auditors of the Company to furnish such financial and operating data and other information, as Purchaser shall from time to time reasonably request. Any investigation pursuant to this Section 5.1 shall be conducted in such manner as not to interfere unreasonably with the ordinary course of the business and operations of the Company or with the confidentiality respecting the transactions contemplated by this Agreement.

         (b) OF THE PURCHASER. Purchaser shall give Company and Company's counsel, accountants, lenders and their respective employees, agents and representatives such access (during normal business hours) to, and opportunity to examine, the books, records, files, documents, properties and assets of Purchaser, and cause the officers, directors, employees, agents, representatives, legal counsel, accounts and auditors of the Purchaser to furnish such financial and operating data and other information, as the Company shall from time to time reasonably request. Any investigation pursuant to this
Section 5.1 shall be conducted in such manner as not to interfere unreasonably with the ordinary course of the business and operations of the Purchaser or with the confidentiality respecting the transactions contemplated by this Agreement.

5.2 ACTIVITIES PRIOR TO CLOSING.

         (a) OPERATION OF THE COMPANY. From the date hereof to the Closing Date, except to the extent that Purchaser shall consent in writing, Company shall operate its business in such a manner as would be the ordinary course of business consistent with recent past practice. Without limiting the generality of the foregoing, Company shall:

                  (i) not merge or consolidate with any other entity, acquire any other business or entity, or agree to do any of the foregoing;

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                  (ii) notify Purchaser of any significant loss of, damage to or destruction of any of its material properties or assets;

                  (iii) maintain in full force and effect all present insurance coverages and apply the proceeds received under any such coverages as a result of any loss of, damage to or destruction of any properties or assets to the repair, restoration or replacement thereof;

                  (iv) use its reasonable efforts to preserve the present managerial employees, reputation and business relationships of the Company with persons and entities having business dealings with them;

                  (v) refrain from taking any action which (if not remedied) would render any representation and warranty contained in Article 4 inaccurate at and as of the Closing Date., and shall promptly advise Purchaser of any such event or circumstance.

         (b) OPERATION OF PURCHASER. From the date hereof to the Closing Date, except to the extent that Company shall consent in writing, Purchaser will not conduct business activities.

5.3 BEST EFFORTS TO SATISFY CONDITIONS. Purchaser and the Company shall use their best efforts to cause the conditions to the Closing set forth in Article 6 hereof to be satisfied, to the extent that the satisfaction of such conditions is in the control of such party, as soon as practicable after the date hereof; provided, however, the foregoing shall not constitute a limitation upon the covenants and obligations of any party otherwise expressly set forth in this Agreement.

5.4 BOARD OF DIRECTORS AND OFFICERS. Upon Closing, Purchaser's Board of Directors and officers shall resign in favour of nominees of Company.

5.5 STOCK OPTION PLAN. Purchaser shall issue options to replace options previously awarded under the Company's stock option plan only to those option holders that have not exercised such options prior to Closing, on the same terms and conditions as granted under Company's prior stock option plan. Company's stock option plan shall be cancelled and all options issued thereunder shall terminate.

                                   ARTICLE 6.
                              CONDITIONS OF CLOSING
                              ---------------------

6.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the purchase and sale are subject to the satisfaction of the following conditions, each of which may be waived by Purchaser:

         (a) REPRESENTATIONS AND WARRANTIES: PERFORMANCE OF OBLIGATIONS. The representations and warranties of Company set forth herein shall be true and correct in all materials respects on the Closing Date as though made on and as of the Closing Date. Company shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Datc.

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         (b) LEGAL RESTRAINTS. There shall not have been proposed or enacted any law, or any change in any existing law, which prohibits or delays, or threatens to prohibit or delay, the consummation of any of the purchase and sale or any of the other transactions contemplated by thisAgreement or which could reasonably have a material adverse effect.

         (c) APPROVAL OF PLAN OF EXCHANGE. The Plan of Exchange shall have been approved in writing by a majority of all Company Securities held by Company Securityholders entitled to vote.

         (d) COMPLIANCE WITH SECURITIES MATTERS. The transactions contemplated hereby shall, in the opinion of counsel for Purchaser, qualify for exemptions from registration with respect to all applicable federal, state and provincial securities laws.

         (e) LEGAL OPINION. Company will deliver to Purchaser on the Closing Date an opinion of Company's legal counsel, addressed to Purchaser's legal counsel, in form satisfactory to Purchaser's counsel that:

                  (i) Company is duly organized and validly existing under the laws of the State of Nevada and is in good standing with the Secretary of State of Nevada;

                  (ii) all necessary steps and corporate proceedings have been taken to permit the Company Securities to be duly and validly transferred to and registered in the name of the Purchaser;

                  (iii) the number of authorized and issued securities in the capital of the Company is as warranted by the Company and all issued shares are duly authorized, validly issued and outstanding as fully paid and non-assessable.

6.2 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company at Closing are subject to the satisfaction of the following conditions each of which may be waived by Company:

         (a) REPRESENTATIONS AND WARRANTIES: Performance of Obligations. The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Purchaser shall have performed the agreements and obligations required to be performed by it under this Agreement prior to the Closing Date.

         (b) LEGAL RESTRAINTS. There shall not have been proposed or enacted any law, or any change in any existing law, which prohibits or delays, or threatens to prohibit or delay, the consummation of the transactions contemplated by this Agreement or which could reasonably have a material adverse effect.

         (c) EXCHANGE SHARES. Purchaser shall have delivered to the Company Securityholders the Exchange Shares in the manner provided in paragraph 2.1.

         (d) COMPLIANCE WITH SECURITIES MATTERS. The transactions contemplated hereby. shall, in the opinion of counsel for Company, qualify for exemptions from. registration with respect to all applicable federal, state and provincial securities laws.

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         (e) LEGAL OPINION. Purchaser will deliver to Company on the Closing
Date one or more legal opinions, addressed to Company's legal counsel, in form satisfactory to Company's legal counsel that:

                  (i) Purchaser is duly organized and validly existing under the laws of the State of Colorado and is in good standing with the Secretary of State of Colorado;

                  (ii) all necessary steps and corporate proceedings have been taken to permit the Exchange Shares to be duly and validly issued to and registered in the name of the Company Securityholders;

                  (iii) the number of authorized and issued shares in the capital of the Purchaser is as warranted by Purchaser and all issued shares are duly authorized, validly issued and outstanding as fully paid and non-assessable.

                  (iv) Purchaser may issue the Exchange Shares as provided for under this Agreement in reliance upon Regulation S or Regulation D under the SECURITIES ACT and such issuance will not violate the registration requirements of the SECURITIES ACT.

                                    ARTICLE 7
                                   TERMINATION
                                   -----------

7.1 TERMINATION OF AGREEMENT.

         (a) BY PURCHASER. This Agreement may be terminated by Purchaser, upon notice to the Company, if (i) the Closing shall not have occurred on the Closing Date, for any reason whatsoever, other than a material breach by Purchaser, (ii) the Company shall have breached any representation, warranty or covenant of this Agreement, whether or not such breach is susceptible of cure, or (iii) the results of Purchaser's due diligence review shall not be satisfactory to Purchaser, in its sole discretion.

         (b) BY COMPANY. Company may terminate this Agreement, upon notice to Purchaser, only in the event of a material breach by Purchaser of any representation, warranty or covenant of Purchaser set forth in this Agreement that is not cured by Purchaser within 30 days of written notice of such breach.

          (c) EFFECT OF TERMINATION. Termination of this Agreement under this Section shall automatically and irrevocably terminate all liabilities and obligations of the terminating party arising under this Agreement. All rights of the terminating party arising under this Agreement, and all liabilities and obligations of the other party or parties hereto, shall survive any such termination.

                                    ARTICLE 8
                                  MISCELLANEOUS
                                  -------------

8.1 FURTHER ACTIONS. The parties shall. execute and deliver (or cause to be executed and delivered) such other and further documents and instruments and shall take, (or cause to be taken) such other and further actions, as any other party hereto may reasonably' request in order to further effect and/or evidence the transactions, contemplated, hereby or to otherwise consummate and give effect to the covenants and agreements set forth herein.

8.2 ENTIRE AGREEMENT. This Agreement and the Schedules hereto contain the entire agreement between Company and Purchaser with respect to the subject matter hereof, and supersede all prior agreements, arrangements and understandings with respect thereto.

8.3 NOTICES. Any notice or other communication which is required or permitted hereunder or under any other Company Document or Purchaser Document shall be in writing and shall be deemed to have been delivered and received (a) on the day of (or, if not a business day, the first business day after) its having been personally delivered or faxed to the following address or fax number; (b) on the first business day after its having been sent by overnight delivery service to the following address: (c) if sent by regular, registered or certified mail, when actually received at the following address:

                  If to Purchaser:

                  1301 Dove Street
                  Suite 460 Newport Beach, CA 92660

                  If to Company:

                  1100-1090 W. Georgia St.
                  Vancouver, BC V6E 3V

Any party may by notice, change the address or telecopier number to which notices or other communications to it are to be delivered, telecopied or sent.

8.4 GOVERNING LAW. Because the parties are incorporated in different jurisdictions and because they both have business offices in the Province of British Columbia, it is agreed that this Agreement will be interpreted according to the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties agree that they will be subject to the jurisdiction and authority of the courts of the Province of British Columbia.

8.5 WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and is executed by each of the parties hereto. A waiver of any breach or failure to enforce any of the terms or conditions, of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

8.6 ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect, and the remammg provisions of this Agreement, shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts. together shall constitute but one agreement.

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8.8 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of any of the provisions hereof will be finally settled by arbitration in accordance with the Arbitration Rules of The British Columbia International Commercial Arbitration Centre ("Centre") in effect on the date hereof. The parties agree that:

         (a) The appointing authority will be the Centre;

         (b) The case will be administered by the Centre in accordance with its "Procedures for Cases under the BCICAC Arbitration Rules";

         (c) The place of arbitration will be Vancouver, British Columbia;

         (d) The number of arbitrators will be one (1);

         (e) The language used in the proceedings will be English;

         (f) The arbitrator's fees will be paid by the parties in equal parts, during the course of the arbitration. In his final decision the arbitrator shall assess liability against one or both of the arbitrating parties for the costs incurred by the parties in the arbitration and for the arbitration costs.

8.9 CURRENCY. All references to money herein are to United States dollars unless otherwise specified.

8.10 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, successors, administrators and assigns.

          THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Agreement as of the date first above written.

          Purchaser:                             Company:
          DENMANS.COM, INC.                      IMPULSE MEDIA TECHNOLOGIES INC.
          a Colorado corporation                 a Nevada corporation
          By:                                    By.



          NAME: DOUGLAS BOLEN                    NAME: IAN TOEWS
          TITLE: PRESIDENT                       TITLE: PRESIDENT

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                                   SCHEDULE A
                                   ----------

                 SHAREHOLDERS OF IMPULSE MEDIA TECHNOLOGIES INC.
                 -----------------------------------------------

            Shareholder                                     No. of Shares

           1Westin Trust Company                                250,000
           2Heather Johnson                                      21,000
           3Keith Johnson                                        95,000
           4Gillian Evans                                        15,000
           5J.R. Macleod                                         10,000
           6Olga Macleod                                         10,000
           7J.David Parker                                       51,000
           8Lorna Hunter                                          5,300
           9Bruce Allen                                          50,000
          10M&S Trust Company Limited                           150,000
          11Peter Giroday                                        19,994
          12Michael Smith                                        68,500
          13Nancy Lynch                                          46,000
          14Michael Simms                                         1,350
          15Lloyd Dalrymple                                       5,000
          16Donald Nicolson                                      16,698
          17Lori Dahlberg                                         5,000
          18James Johnston                                       10,000
          19Nancy Lees                                           17,500
          20Mike Kerr                                            15,000
          21Keith McIvor                                         32,500
          22Rhodes Talent Management Inc.                         3,352
          23John Cowin                                           50,000
          24Craig Jeffrey                                        10,000
          25Gary Hunt                                           140,000
          26Art Corlett                                           5,000
          27Zoeshan Holdings Inc.                                60,000
          28John Sardone                                         10,000
          29Bentley Trading Company                             250,000
          30Jeff Besant                                          20,000
          31David Kaye                                           54,000
          32Franco Aporusso                                      20,000
          33Armstrong Mifflin Investments                        40,000
          34Darshan Grewal                                       40,000
          35Everett Abbey                                        30,000
          36Ian Toews                                           260,000
          37Ken Ross                                            250,000
          38Ted Boyle                                           600,000
          39Curtis Wong                                         820,000
          40Eric Hawthorne                                      760,000
          41Matthew McBride                                     150,000
          42Mike Bowman                                         200,000
          43Derrick Johnson                                     450,000
          44Megastation.com Inc.                              1,200,000
          45Michael Stunden                                     100,000
          46John Dawe                                            50,000
          47Adrian Rothwell                                      50,000
                                                              ---------
                                                              6,517,194


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